Exhibit 99.1

Marquee Raine Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares

and Warrants Commencing February 4, 2021

New York, NY, February 3, 2021 – Marquee Raine Acquisition Corp. (the “Company”) announced that, commencing February 4, 2021, holders of the units sold in the Company’s initial public offering of 37,375,000 units completed on December 17, 2020 may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “MRAC” and “MRACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “MRACU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Sponsor of the Company is Marquee Raine Acquisition Sponsor LP, an affiliate of The Raine Group LLC (“The Raine Group”) and Marquee Sports Holdings SPAC I, LLC (“Marquee Sports Holdings”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Credit Suisse Securities (USA) LLC acted as the book-running manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com.

About Marquee Raine Acquisition Corp.

Marquee Raine Acquisition Corp. is a newly incorporated blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the company may pursue an acquisition opportunity in any business industry or sector, it intends to focus on high growth sectors of TMT including, but not limited to, opportunities in interactive entertainment and games, real money gaming, digital media, sports and sports-enabled assets, health and wellness, out-of-home and live entertainment, audio content and podcasting, technology, or other opportunities in adjacent sectors.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact:

For The Raine Group

Mary Beth Grover/Taylor Ingraham

ASC Advisors

203 992 1230

mbgrover@ascadvisors.com / tingraham@ascadvisors.com

For Marquee Sports Holdings

Dennis Culloton

Culloton + Bauer Luce

Office 312.228.4780

Mobile 630.699.8811

dc@cullotonbauerluce.com

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